MG European Equity Fund - 10f3

Transactions - Q3 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	TyCom	Giganet	Crosswave
Underwriters	Goldman, Salomon Smith Barney, Merrill, Bear Stearns, CSFB, DLJ, Lehman, JPMorgan, MSDW, BofA, Chase H&Q, DB AB, UBS Warburg	MSDW, Lehman, Robertson Stephens	Goldman, JPMorgan, Robertson Stephens
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	TyCom Common Shares	Giganet Ordinary Shares	Crosswave Ordinary Shares
Is the affiliate a manager or co-manager of offering?	co-manager	no	No
Name of underwriter or dealer from which purchased	Goldman Sachs	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	7/26/2000	8/4/2000	8/4/2000

Total amount of offering sold to QIBs	$ -	$ -	-
Total amount of any concurrent public offering	$ 1,956,160,000	$ 85,000,000	$ 243,488,200
Total	$ 1,956,160,000	$ 85,000,000	$ 243,488,200

Public offering price	$ 32.00	$ 17.00	$ 14.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 1.60 (5%)	$ 0.78 (4.59%)	$ 0.52 (3.7%)

Shares purchased	2,197	n/a	n/a
Amount of purchase	$ 70,304	n/a	n/a

% of offering purchased by fund	0.004%	n/a	n/a
% of offering purchased by associated funds*	0.048%	n/a	n/a
Total (must be less than 25%)	0.052%	n/a	n/a